CONTACT:	Harry T. Rittenour
President & CEO
734 414-6100

Perceptron Appoints Vice President, Commercial Products Business Unit

Plymouth, Michigan, November 5, 2009 – Perceptron, Inc. (NASDAQ: PRCP) today announced the appointment of Richard Price as Vice President of the Commercial Products Business Unit.  Mr. Price will join the Company on November 9, 2009.  He comes to Perceptron from Teradyne Diagnostic Solutions Ltd., a supplier of integrated service bay diagnostic and manufacturing test equipment, where he served as Director of North American Operations and Global OEM Account Director, since 2006.  Mr. Price’s duties included leading the successful global deployment of several commercial hand-held technician tool product lines.

Prior to Teradyne, from August 1996 to 2006, Mr. Price was the Chief Operating Officer and Automotive Director for the Dearborn Group, a supplier of high-tech measurement and monitoring devices that are sold directly to consumers, through channel partners, and to original equipment manufacturers.  There, he was responsible for sales, manufacturing, and engineering in the US and for Dearborn Electronics Ltd. in the UK.  While at Dearborn Group he was commissioned by the International Organization for Standardization (ISO) to chair an international emissions standardization group reporting to the United Nations.

From 1989 to 1996 he was responsible for the development and support of vehicle diagnostics and in-vehicle multiplexed communications as a Project Manager for Jaguar Cars Ltd., a global supplier of luxury vehicles.  During this time he represented Jaguar Cars Ltd. on international standardization activities in both Europe and the US, working with regulators from the Environmental Protection Agency and the California Air Resources Board.  Prior to this he was an Engineer at GEC Plessey Telecommunications, a telecommunications equipment supplier based in Coventry, UK.

Mr. Price holds a Masters degree in Business Administration (with Distinction) from the Warwick Business School, Warwick University and a Bachelors degree in Engineering from Coventry University, both located in the UK.

Harry T. Rittenour, President and Chief Executive Officer of Perceptron commented, “I am very pleased that Richard is joining our Perceptron team.  He brings a demonstrated set of skills, experience, and perspective that are critical to the development of new product and market opportunities that are necessary for increased growth for our Commercial Products business.  He has a track record for delivering results while building partnerships with customers.  His insights and ability to quickly grasp the important elements of the business will be key to our success in identifying additional market verticals for the exciting new commercial products we are developing. We look forward to Richard joining our team as we work together to bring Perceptron to new levels of success.”

About Perceptron

Perceptron develops, produces and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company's Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Manufacturing companies throughout the world rely on Perceptron's metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron's Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 220 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information about Perceptron, please visit www.perceptron.com.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700